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Harris Trust and       111 West Monroe Street           Telephone (312) 461-2121
Savings Bank           P.O. Box 755
                       Chicago, Illinois  60690-0755



HARRIS
BANK
                                  July 18, 1997

Gibraltar Packaging Group, Inc.
274 Riverside Avenue
Westport, Connecticut  06880

         Re:      Second Amendment

Ladies/Gentlemen:

         Please refer to the Credit Agreement dated as of September 25, 1996 (as previously amended, the "Credit Agreement") among Gibraltar Packaging Group, Inc. (the "Company"), various financial institutions and Harris Trust and Savings Bank, as agent (the "Agent"). Terms not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

         The Company, the Agent and the Banks agree that Section 13.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  13.2 Indemnification. Each Bank agrees to reimburse and indemnify the Agent for, and hold the Agent harmless against (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), a share (determined in accordance with the percentage which (x) the sum of (A) the participations in all Letters of Credit of such Bank plus (B) the principal amount of the Loans of such Bank is of (y) the sum of (A) the Stated Amount of all Letters of Credit plus (B) the aggregate principal amount of all loans) of any loss, damage, penalty, action, judgment, obligation, cost, disbursement, liability or expense (including attorneys' fees) incurred without gross negligence or willful misconduct on the part of the Agent arising out of or in connection with the performance of its obligations or the exercise of its powers hereunder or under any other Loan Document or any other document or instrument delivered hereunder or in connection herewith, as well as the costs and expenses of defending against any claim against the Agent arising hereunder or thereunder.

         The Company, the Agent and the Banks agree that Section 13.7(a) of the Credit Agreement is hereby amended by deleting the time "11:00 a.m." therein and substaining therefor the time "12:00 noon".

         The Company, the Agent and the Banks agree that the third sentence of
Section 14.1 of the Credit Agreement is hereby amended in its entirety to read as follows:


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Gibraltar Packaging Group, Inc.
July 18, 1997
Page 2

         No amendment, modification, waiver or consent shall (i) extend or increase the amount of the Commitments, (ii) extend the date for payment of any principal of or interest on the Loans or any fees payable hereunder, (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, (iv) release all or substantially all of the collateral granted under the Collateral Documents, or (v) change the aggregate Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Banks.

         Except as expressly set forth herein each term and provision of the Credit Agreement continues in full force and effect. This letter agreement is governed by the internal laws of the State of Illinois. This letter agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall constitute but one and the same letter agreement.

                                          Very truly yours,

                                          HARRIS TRUST AND SAVINGS BANK,
                                          Individually and as Agent


                                          By            /s/  John M. Dillon
                                          Title         Vice President

Acknowledged and agreed to
As of July 18, 1997

GIBRALTAR PACKAGING GROUP, INC.

By      /s/ John W. Lloyd